DATED2004
(1) RIDGEWOOD ROC II 2003 LLC (2) CLP DEVELOPMENTS LIMITED
DEVELOPMENT SERVICES AGREEMENT relating to the development of additional electricity generation plants on behalf of certain within mentioned Project Companies

EVERSHEDS LLP
115 Colmore Row Birmingham B3 3AL Tel: +44 121 232 1000 Fax: +44 121 232 1900

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THIS AGREEMENT is made the day of 2004

BETWEEN

(1)	RIDGEWOOD ROC II 2003 LLC a Delaware limited liability company trading in the UK whose registered address is situate at 947 Linwood Avenue, Ridgewood, NJ, 07450, USA ("Ridgewood"); and

(2)
CLP DEVELOPMENTS LIMITED a company incorporated in England and Wales with company number 04502342 whose registered address is situate at Units 14-15, Queensbrook, Bolton Technology Exchange, Spa Road, Bolton BL1 4AY (the “Project Manager”).

WHEREAS

(A) Each Project Company:-
(i)  owns an operating electricity generating plant that uses landfill gas extracted from a landfill site pursuant to an existing NFFO Power Purchase Agreement; or
(ii)  has committed to build an electricity generating plant at a site in order that it may sell the output of the plant under an existing NFFO Power Purchase Agreement; or
(iii) neither owns nor has committed to build electricity generating plant pursuant to a NFFO Power Purchase Agreement but has a landfill site from which landfill gas may be extracted

(and in the case of each of (i) and (ii) above such existing or proposed electricity generating plants including their associated gas extraction, collection, burning and handling equipment, transformers, switchgear and other associated plant, machinery infrastructure equipment and apparatus from time to time shall be hereinafter referred to as an “Existing Plant”)

(B)
Each Project Company with Existing Plant is desirous of adding additional generating capacity and additional infrastructure improvements at its Site so that such Project Company might use the surplus landfill gas to generate additional electricity and each Project Company with no Existing Plant is desirous of constructing, developing and operating electricity generating equipment at its Site in order to generate new electricity, such electricity to be sold, along with its environmental attributes, to one or more third parties.

(C)
Ridgewood has entered into an agreement with CLPE ROC -2 Limited, CLPE ROC -2A Limited, and the Project Companies dated on or around the date hereof (“ROC Project DSA”) pursuant to which Ridgewood has agreed to procure, construct, install, engineer, develop (to Commissioning) and make available for use by the Project Companies (using monies provided by the Powerbank II Fund) the additional electricity generation plants in order that the Project Companies may utilise the landfill gas extracted from the Site as stated in Recital (B).

(D)
It is the intent of the parties hereto that Ridgewood will at all times and, for the avoidance of doubt, during any period of development following the date hereof and after Commissioning, be the legal owner of the Equipment.

(E)	The Project Manager is willing to be engaged as aforesaid on the following terms in order to bring about Commissioning.

1.	INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules hereto the following words and expressions shall, unless the context otherwise requires or is inconsistent therewith, have the following meanings:-

“Commissioning”
means the stage at which the installation of the Equipment at the relevant Project Company Site has been completed and the New Project has been consistently (over a period of 7 days) exporting electricity to the National Grid and Commissioned shall have the appropriate meaning;

“Equipment”
means in relation to any New Project, the electricity generating facilities together with all and any gas extraction equipment, blower fans, wells, pipes and the transformers to connect the power generation equipment to the electricity distribution system installed or constructed on the relevant Site (other than, for the avoidance of doubt, the Existing Plant);

"Export Capacity"
means the amount of electricity expressed in megawatts the Equipment is capable of exporting to the National Grid on a consistent basis assuming that the Equipment is operating to its maximum capacity;

"Fees"	means the fees payable by Ridgewood to the Project Manager pursuant to Clause 7;

"Group Company"	means the Project Manager and any holding company of the Project Manager and its/their respective subsidiaries from time to time;

"New Project"
means, in relation to any Project Company, the project for the procurement, design, construction, installation, development and Commissioning on a “turnkey” basis of the Equipment and all associated equipment to be supplied by the Project Manager to Ridgewood at a given Site pursuant to the ROC Project DSA;

“NFFO Power Purchase Agreements”
means contracts with The Non Fossil Purchasing Agency Limited and those in connection with Scottish renewable orders including any replacement contract with the Non Fossil Purchasing Agency Limited concluded in connection with the implementation of the new British Electricity Trading and Transmission Arrangements in Scotland presently targeted for on or around April 2005;

"Project Budget"
means in relation to any New Project, the budget of necessary expenditure required to bring about the Commissioning of the same, as prepared by the Project Manager and agreed with Ridgewood’s Representative;

“Project Companies”	means those companies listed in Schedule 1 and any company that may accede to the ROC Project DSA in accordance with the provisions set out therein and each one a “Project Company”;

“Project Manager’s Representative”	means Dominic Greenough or such other authorised representative of the Project Manager as shall be nominated by it in substitution for such person;

“Ridgewood’s Representative”	means Chris Naunton or such other director, employee or authorised representative of Ridgewood as shall be nominated by Ridgewood in substitution for such person;

"Project Timetable"
means, in relation to any New Project, the timetable of principal events in bringing about Commissioning of the same as is set out in Schedule 2 or any changes thereto prepared by the Project Manager and agreed with Ridgewood’s Representative;

"Services"	means the services to be provided by the Project Manager under this Agreement as described in Schedule 3;

"Site"	means, in relation to any New Project, the landfill site on which the Equipment concerned is to be constructed and/or installed.

1.2	Words and expressions defined in the Companies Act 1985 (as amended) (the "Companies Act") shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

1.3
The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.4
Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.5
References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

1.6	References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.7	The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

2.	APPOINTMENT

 Ridgewood hereby appoints the Project Manager and the Project Manager agrees to accept such appointment and to perform the Services on behalf of Ridgewood in respect of each New Project upon the terms and conditions set out in this Agreement so as to enable the procurement, design, construction, installation, development and Commissioning of Equipment at the Site, or such works on behalf of Ridgewood as may be agreed in writing between Ridgewood and the Project Manager.

3.	SERVICES

3.1
Subject to Clause 3.2, the Project Manager will provide the Services in relation to each New Project causing the minimum amount of disruption to the operation of the Existing Plant as possible. In relation to any New Project, the list of services set out in Schedule 3 may be amended at any time and from time to time by written agreement by Ridgewood and the Project Manager in respect of all or any one New Project.

3.2
Where at the date hereof, some Equipment exists at a Site then, upon payment of the fee payable in accordance with Clause 7.1, the Project Manager will transfer or cause to be transferred to Ridgewood legal title to such Equipment and Ridgewood shall make all such Equipment available to the Project Manager to complete Commissioning in accordance with the terms hereof.

4.	PROJECT MANAGER’S AUTHORITY

4.1
The Project Manager shall have the authority to act on behalf of Ridgewood as its agent solely to the extent reasonably necessary for the Project Manager to carry out its duties and to provide the Services hereunder and for no other purpose.

4.2
Ridgewood shall indemnify and keep indemnified the Project Manager for any loss, damage, costs and expenses suffered or incurred by it as a result of the Project Manager acting or purporting to act on behalf of Ridgewood where the Project Manager has been authorised in so acting, either pursuant to Clause 4.1 or otherwise.

4.3
The Project Manager shall be entitled to hold itself out as agent of Ridgewood for the purposes of properly carrying out the Services in relation to each New Project and Ridgewood shall confirm the appointment of the Project Manager.

4.4
At no time shall the Project Manager claim ownership of or any right, title or interest to the Equipment and the Project Manager shall do all such acts and enter into such documents as may be reasonably necessary and always at the expense of Ridgewood to vest ownership of the Equipment in Ridgewood.

5.	LEVEL OF CARE AND APPLICATION OF RESOURCES

5.1
In carrying out the Services the Project Manager shall exercise such reasonable skill, care and diligence to be expected of a competent consultant and project manager experienced in undertaking services similar to the Services in relation to projects of a similar size, scope and complexity to the New Projects.

5.2
The Project Manager shall make all necessary visits to each Site for the proper performance of the Services, to inspect the progress and quality of the development of the New Project thereat and generally to ensure the proper execution and Commissioning of that New Project.

5.3	The Project Manager shall devote sufficient resources to perform the Services in accordance with the terms hereof.

6.	UNDERTAKINGS OF RIDGEWOOD

Ridgewood undertakes to provide the Project Manager with all information as may be relevant, required, requested or of assistance to the Project Manager in the performance of the Services.

7.	FEES

7.1
Subject to the provisions of Clause 3.2 and 12.6, the fees payable to the Project Manager for the provision of the Services in relation to the New Projects hereunder (exclusive of VAT) shall be a fixed fee of eight hundred and fifty thousand pounds (£850,000) per megawatt of rated Export Capacity Commissioned at each Site pro rated to the extent that such installed Export Capacity is expressed in other than whole megawatt amounts (“the Fee”).

7.2
The Fee payable in accordance with the provisions of Clause 7.1 shall be paid by Ridgewood to the Project Manager or, as the Project Manager may in writing direct, in accordance with the terms of the Project Timetable and will be paid on demand at such time as payments are made or commitments are entered into where such payments or commitments are of a material amount and are entered into and/or made with respect to a New Project. Materiality is to be determined by the Project Manager acting in good faith.

7.3
If the Fee or any part thereof is not paid on the due date, Ridgewood shall be liable to pay interest on such sum from the due date of payment at the annual rate of 2 percent above the base lending rate from time to time of Barclays Bank plc, accruing on a daily basis until payment is made in full.

7.4
The Project Manager shall pay to Ridgewood with respect to each New Project, an amount in lieu of interest equal to 0.8333 per cent per month (or part thereof) on all amounts advanced to the Project Manager by Ridgewood as progress payments with respect to such New Project pursuant to Clause 7.2, such interest to accrue up to the earlier of (i) the date of Commissioning (ii) the date, if any, upon which the Equipment is resited under Clause 10.2 and (iii) the Relevant Project Company Long Stop Date (as defined in the ROC Project DSA).

8.	DURATION OF APPOINTMENT

8.1
Subject to Clause 8.2, this Agreement shall remain in effect in relation to each New Project until the New Project concerned has reached Commissioning or until it is agreed between the parties that there is no reasonable prospect of that New Project Commissioning and the Project Manager shall not be entitled to terminate this Agreement except as otherwise provided herein.

8.2
Ridgewood may terminate this Agreement by giving 21 days' notice in writing if the Project Manager shall commit a material breach of its obligations hereunder and shall fail to remedy such breach within a reasonable time of notice of such breach being given to it. The right to terminate this Agreement granted to Ridgewood under this Clause 8.2 shall be without prejudice and in addition to any other remedies available to Ridgewood in respect of such breach but subject always to the provisions of Clause 14.4.

8.3
The Project Manager may terminate this Agreement by giving 21 days’ notice in writing if Ridgewood shall commit a material breach of its obligations hereunder and shall fail to remedy such breach within a reasonable time of notice of such breach being given to it. The right to terminate this Agreement granted to the Project Manager under this Clause 8.3 shall be without prejudice and in addition to any other remedies available to the Project Manager in respect of such breach.

8.4
Upon termination of this Agreement in relation to any New Project the Project Manager shall return any part of the Fee received by it that has not been expended on the provision of Services or committed to be expended in accordance with the Project Timetable.

9.	THE PROJECT MANAGER’S PERSONNEL

9.1
The Project Manager shall use reasonable endeavours to procure that the Project Manager’s Representative is fully acquainted with all matters relating to the development of the New Projects and shall devote proper attention to the Services.

9.2
The Project Manager shall be under no obligation to provide the Services through any particular person and the Project Manager shall be entitled to change the personnel engaged in the performance of the Services without first notifying Ridgewood.

10.	PROJECT TIMETABLES AND PROJECT BUDGETS

10.1
The Project Manager shall use reasonable endeavours to ensure that the development of each New Project is carried out in accordance with the Project Timetable for that New Project, subject to the terms hereof.

10.2
If, prior to Commissioning, Ridgewood wishes to re-site any Equipment whether at another Project Company or elsewhere or if it wishes to substitute any Project Company then, in addition to the fees payable pursuant to Clause 7, Ridgewood shall pay the Project Manager an amount equal to the cost incurred by the Project Manager in such re-siting or substitution PROVIDED ALWAYS that Ridgewood and the Project Manager shall negotiate in good faith to agree such cost and, if no agreement can be reached, then the Project Manager shall be under no obligation to re-site the Equipment or substitute the Project Company.

11.	COMMUNICATIONS PROCEDURES

11.1
The Project Manager's Representative shall meet with Ridgewood’s Representative monthly to report on and review the progress in the development of the New Projects. Such meeting to take place either in person or by telephone with in person meetings taking place at the Project Manager’s office in Bolton, a Site or in such other location as the Representatives may agree.

11.2
The Project Manager shall inform Ridgewood as soon as reasonably practicable if it has reason to suspect that it may prove impossible or impracticable to complete any New Project within the relevant Project Timetable.

12.	ASSIGNMENT, DELEGATION AND ACCESSION

12.1	Ridgewood shall not without the prior written consent of the Project Manager assign or delegate any of its duties under this Agreement to any other person, firm or company.

12.2	The Project Manager may assign or delegate any of its duties under this Agreement without first notifying Ridgewood to any other company provided always that:

12.2.1	the Project Manager may only assign or delegate such duties to a company being a Group Company;

12.2.2	Ridgewood shall accept the performance by any such other Group Company of such duties as performance by the Project Manager; and

12.2.3	Ridgewood shall continue to pay the Fee in accordance with Clause 7 to the Project Manager or as the Project Manager may instruct Ridgewood.

12.3
The Project Manager may assign or delegate any of its duties under this Agreement to a company not being a Group Company with the prior written consent of Ridgewood, such consent not be unreasonably withheld or delayed.

12.4
The Project Manager hereby acknowledges that the identity of the Project Companies set out in Schedule 1 may change insofar as Ridgewood can substitute a Project Company currently set out in Schedule 1 prior to its commissioning with another company on a one for one basis. The Project Manager agrees to provide the Services to the Project Companies listed in Schedule 1 (from time to time) and any company that is added to Schedule 1 in substitution for a company that is currently listed provided, that Ridgewood furnishes the Project Manager with a copy of the relevant deed of release, adherence and accession that permits the Project Company to be added to Schedule 1 to accede to the ROC Project DSA. Where a Project Company is removed from Schedule 1 at the election of Ridgewood, it shall also be removed from Schedule 2 (Project Timetable) and the company that is substituted into Schedule 1 shall also be inserted into Schedule 2 and the parties hereto shall use commercially reasonable endeavours to agree the relevant information that is to be inserted into Schedule 2 in respect of the company that is substituted into Schedule 1.

12.5
Where a Project Company is removed from Schedule 1, any rights, obligations and/or liabilities that the parties hereto have to or against the other in respect of that Site ,other than as to rights, obligations and liabilities pursuant to Clauses 10.2 and 14.3, shall be waived by the parties hereto.

12.6
Where Ridgewood exercises its right to substitute a Project Company pursuant to Clause 12.4 above, any sums paid to the Project Manager by Ridgewood pursuant to Clause 7.1 in respect of the substituted Project Company (“the Prepayments”) shall be deemed to be a pre-payment in respect of the Services undertaken by the Project Manager in respect of the new company and the Project Manager agrees that the only demand for payment in respect Services provided to such new company shall be for an amount equal to the difference between the Prepayments and the Fee which would otherwise be payable in respect of the new company calculated in accordance with Clause 7.1 (“the Excess”). The provisions of Clause 7.3 shall apply to the Excess.

13.	CONFLICT OF INTEREST

The Project Manager shall not be prohibited from entering into further consultancy agreements similar to this Agreement with other parties for the purposes of developing, managing and commissioning or consulting on other projects of a similar nature to the New Projects.

14.	LIMITATION OF LIABILITY

14.1
The Project Manager will use reasonable endeavours to deliver the Services hereunder within the time agreed and to the standard agreed and, if no time or standard is agreed, then within a reasonable time and to a reasonable standard. If despite those endeavours the Project Manager is unable for any reason other than the Project Manager’s wilful default, to deliver such Services the Project Manager will be deemed not to have breached this Agreement.

14.2
It is agreed that the Project Manager will have no liability to Ridgewood for direct, indirect or consequential loss (all three of which terms includes, without limitation, pure economic loss, loss of profits, loss of business, depletion of goodwill and like loss) howsoever caused save that the Project Manager does not exclude its liability (if any) to Ridgewood for any direct loss arising from the Project Manager’s wilful default (but, for the avoidance of doubt, the Project Manager does exclude liability for any indirect or consequential loss that may arise from such wilful default) and for personal injury or death resulting from the Project Manager’s negligence, fraud or for any matter which it would be illegal for the Project Manager to exclude or to attempt to exclude its liability.

14.3
Ridgewood agrees to indemnify and keep indemnified and hold the Project Manager harmless from and against all and any claims, awards, penalties, damages or loss (including professional costs) whatsoever and howsoever caused as a direct or indirect result of any damage or loss (including, without limitation, pure economic loss, loss or profit, loss of business, depletion of goodwill and the like loss) caused by the Equipment whether prior to , at or any time after Commissioning to the Site, the Equipment, the Existing Plant and the Project Manager’s personnel.

14.4
For the avoidance of doubt Ridgewood agrees that its only remedy under this Agreement (save in the case of the Project Manager’s wilful default) shall be the right of termination (if any) under Clause 8.

15.	RELATIONSHIP OF THE PARTIES

Nothing in this Agreement shall constitute or be deemed to constitute, make or otherwise give effect to a joint venture, pooling arrangement or partnership between the parties or create any relationship of employment between the parties.

16.	DISPUTES

16.1	If a dispute of any kind whatsoever arises between the parties in connection with or arising out of this Agreement it shall be settled in accordance with the following provisions.

16.2
For the purpose of this Clause, a dispute shall be deemed to arise when one party serves on the other a notice in writing (hereinafter called the "Notice of Dispute") stating the nature of the dispute and requiring the dispute to be considered by an adjudicator who, if not agreed upon between parties, shall be appointed by the Chairman of the Chartered Institute of Arbitrators in England upon application by either of them. The dispute shall thereafter be referred and considered by such adjudicator in accordance with the procedure under the TeCSA Adjudication Rules 2002, version 2.0 or any amendment or modification thereof being in force at the date of such notice. The recommendation of the adjudicator shall be deemed to have been accepted in settlement of the dispute unless written Notice to Refer under Clause 16.3 is served within one calendar month of the receipt of the adjudicator's recommendation.

16.3
Where either party is dissatisfied with any recommendation of an adjudicator appointed under Clause 16.2 then such party may within one calendar month of receipt of the adjudicator's recommendation refer the dispute to the jurisdiction of the court by service a written notice (the "Notice to Refer") on the other party.

17.	NOTICES

17.1	Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered:-

(a)	in the case of Ridgewood to:
947 Linwood Avenue
New Jersey
USA
07450
Fax:  001-201-447-9000
Attention: Chris Naunton
Email:   cnaunton@ridgewoodpower.com

(b)	in the case of the Project Manager to:
Unit 14-15 Queensbrook
Bolton Technology Exchange
Spa Road
Bolton
BL1 4AY
Fax: 01204 535 310
Attention: Dominic Greenough
Email: greenough@clpenvirogas.com

or to such alternative address, fax number, email address or person as any party may nominate by notice to the others given in accordance with this Clause 17.

17.2
Any notice shall be delivered by hand or sent by legible facsimile transmission or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) and if delivered by hand or sent by legible facsimile or email transmission shall conclusively be deemed to have been given or served at the time of despatch and if sent by post aforesaid shall conclusively be deemed to have been received 48 hours from the time of posting (or 72 hours if sent to or from an address outside the United Kingdom).

18.	FORCE MAJEURE

Notwithstanding any other provision in this Agreement no default delay or failure to perform on the part of any party shall be considered a breach of this Agreement if such default delay or failure to perform is shown to be due entirely to cause beyond the direct control of the party charged with such default, including, but not limited to such events as riots, civil embargoes, storms, floods, fire, earthquakes, acts of God or the public enemy, an act of terrorism, national emergency or nuclear disasters, strike, lockout, labour unrest (affecting the performance of this agreement) provided that where such incident extends to employees of the Project Manager it is part of a national, industry - wide action. In the case of the occurrence of such event the time for performance required by either party under this Agreement shall be extended for any period during which performance is prevented by such event. However, any other party may terminate this Agreement by notice if such event preventing performance continues for more than 60 continuous days.

19.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with English Law and each of the parties hereto submits to the non-exclusive jurisdiction of the English Courts.

20.	THIRD PARTIES

The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.

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SCHEDULE 1

(The Project Companies)

Name	Registered Number	Place of Incorporation
Garlaff Energy Limited	SC195540	Scotland
Connon Bridge Energy Limited	03754257	England
Chelson Meadow Energy Limited	03363593	England
Auchencarroch Energy Limited	SC195539	Scotland
Jameson Road Energy Limited	03754365	England
Bellhouse Energy Limited	03466081	England
Beetley Energy Limited	04939140	England
Snetterton Energy Limited	04939139	England
Funtley Energy Limited	5188256	England

The registered office of each above-mentioned Project Company registered in England is situate at 14 & 15 Queensbrook, Bolton Technology Exchange, Spa Road, Bolton, Greater Manchester BL1 4AY and for any Project Company registered in Scotland is Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9BN.

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SCHEDULE 2

(The Project Timetable)

Project Company	Number of Engine(s)	Engine Capacity	Stage	Estimated Date
Garlaff Energy Limited	3	3MW	Engines operational
Connon Bridge Energy Limited	1	1.3MW	Engines operational
Connon Bridge Energy Limited	1	1.3MW	In Commissioning	November 04
Chelson Meadow Energy Limited	1	1MW	Engines operational	September 04
Auchencarroch Energy Limited	1	1MW	Under construction	February 05
Jameson Road Energy Limited	1	1MW	Engines operational
Bellhouse Energy Limited	1	0.6MW	Under construction	February 05
Beetley Energy Limited	1	1MW	In Commissioning	December 04
Snetterton Energy Limited	1	0.8MW	Under construction	February 04
Funtley Energy Limited	1	0.6MW		June 04

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SCHEDULE 3

(Services to be carried out)

The principal objective of the Services is to bring about, on behalf of Ridgewood, the Commissioning of the Equipment at the Site of each Project Company causing the minimum amount of disruption to the operation of the Existing Plant as possible and in that regard the following shall comprise the Services and be carried out by the Project Manager in respect of each New Project accordingly:

1.1	preparing the Project Timetable and Project Budget in relation to a New Project;

1.2
preparing the detailed design specification and plans of the Equipment to be installed or constructed at each Site, together with such additional plant and infrastructure as may be necessary including, without limitation and for the avoidance of doubt, separate metering and connection for the New Project and the Existing Plant;

1.3	the procurement of the Equipment and such additional plant and infrastructure as may be necessary;

1.4	the construction and installation of the Equipment;

1.5	the testing of the Equipment to ensure it safely exports electricity to the National Grid;

1.6	engaging the services of, supervising and co-ordinating the third party service providers engaged in respect of a New Project;

1.7	advising in connection with the obtaining of all necessary planning and other consents for a New Project;

1.8	advising on and carrying out the general administration of the Commissioning of a New Project;

1.9
providing, at all times, information in relation to the Site for a New Project and the New Project generally including copies of all relevant documents, plans and specifications, consents and reports and keeping Ridgewood informed of the progress made in respect of bringing about of the Commissioning of a New Project;

1.10
monitoring on behalf of Ridgewood compliance with statutory, local authority, building control and fire officer consents and requirements required to be complied with in the course of bringing about the Commissioning of its New Project;

1.11	monitoring the cost control systems and budgets for each New Project;

1.12	endeavouring to carry out each New Project substantially in accordance with its Project Timetable and Project Budget but at all times monitoring the same;

1.13	chairing and minuting site meetings on behalf of a Project Company; and

1.14	providing such assistance and advice in respect of a New Project as could reasonably be expected of a project co-ordinator.

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SIGNED by     )
for and on behalf of    )
RIDGEWOOD ROC II 2003 LLC  )
In the presence of: )

SIGNED by )
for and on behalf of    )
CLP DEVELOPMENTS LIMITED )
In the presence of:    )